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                                                                    EXHIBIT 23.4


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form S-4 No. 333-81832) of Amgen Inc. and related Joint Proxy Statement/Prospectus of Amgen Inc. and Immunex Corporation for the registration of common stock of Amgen Inc. and to the incorporation by reference therein of our report dated January 22, 2002, except for note 16 as to which the date is March 8, 2002, with respect to the consolidated financial statements and schedule of Immunex Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                            /s/ ERNST & YOUNG LLP

Seattle, Washington
March 20, 2002